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                                                                      Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)
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
                                                                             Three Months              Six Months
                                                                                 Ended                   Ended
                                                                               June 30,                 June 30,
                                                                               --------                 --------

                                                                           2001         2000        2001          2000
                                                                           ----         ----        ----          ----
Earnings before income taxes and equity in
  earnings of associated companies                                        $34.7         $58.6       $60.8        $101.1
Add:
  Distributed income of associated companies                                0.7          3.5          2.4           4.1
  Amortization of capitalized interest                                       -           0.1          0.1           0.1
  Fixed Charges                                                             7.0          8.9         13.7          17.7
Less:
  Capitalized interest                                                     (0.1)        (0.1)        (0.1)         (0.1)
                                                                         -------      -------      -------       -------
Earnings as adjusted                                                      $42.3        $71.0        $76.9        $122.9

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                                               $6.0         $7.9        $11.7         $15.7
  Portion of rents representative of the
    interest factor                                                         1.0          1.0          2.0           2.0
                                                                         -------      -------      -------       -------
Fixed charges                                                              $7.0         $8.9        $13.7         $17.7
                                                                         -------      -------      -------       -------
Ratio of earnings to fixed charges                                          6.0          8.0          5.6           6.9
                                                                         =======      =======      =======       =======
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